EXHIBIT 97.1
Root, Inc. Compensation Recovery Policy
Effective October 23, 2023
1.Purpose. The purpose of this Compensation Recovery Policy (this “Policy”) is to describe the circumstances under which Root, Inc. (the “Company”) is required to recover certain compensation paid to certain employees. Any references in compensation plans, agreements, equity awards, or other policies to the Company’s “recoupment,” “clawback” or similarly named policy shall mean this Policy. Each Covered Officer shall be required to sign and return to the Company the Acknowledgement and Acceptance Form attached hereto as Exhibit A pursuant to which such Covered Officer will acknowledge that he or she is bound by the terms of this Policy; provided, however, that this Policy shall apply to, and be enforceable against, any Covered Officer and his or her successors (as specified in Section 6 of this Policy) regardless of whether or not such Covered Officer properly signs and returns to the Company such Acknowledgement and Acceptance Form and regardless of whether or not such Covered Officer is aware of his or her status as such.
2.Requirement to Recover Compensation. In the event that the Company is required to prepare an Accounting Restatement, the Company shall reasonably promptly determine the amount of Erroneously Awarded Compensation Received during the Recovery Period by each Covered Officer and shall reasonably promptly thereafter provide each Covered Officer with written notice containing the amount of Erroneously Awarded Compensation Received. The Company is then required to recover the Erroneously Awarded Compensation Received, subject to the terms of the policy.
3.Definitions. For purposes of this Policy, the following terms, when capitalized, shall have the meanings set forth below:
a.“Accounting Restatement” shall mean any accounting restatement required due to the Company’s material noncompliance with any financial reporting requirement under the securities law, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
b.“Committee” shall mean the Company’s board of directors or any committee to which the board may delegate its authority in their sole discretion in compliance with the applicable listing standards of the national securities exchange or association on which the Company’s securities are listed.
c.“Covered Officer” shall mean the Company’s president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a significant policy-making function; or any other person who performs similar significant policy-making functions for the Company; provided, that such person was a Covered Officer in both the fiscal period for which the Accounting Restatement is required and at the time the Erroneously Awarded Compensation was Received. An executive officer of the Company’s parent(s) or subsidiaries shall be deemed a “Covered Officer” if they perform such policy-making functions for the Company. Identification of an executive officer for purposes of this Policy shall include at a minimum executive officers identified pursuant to Item 401(b) of Regulation S-K.
d.“Erroneously Awarded Compensation” shall mean the amount of Incentive-Based Compensation Received by a Covered Officer that exceeds the amount of Recalculated Compensation, provided such compensation was Received while the Company has a class of securities listed on a national securities exchange or association.

e.“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A “financial reporting measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or included in a filing with the Securities and Exchange Commission. Each of stock price and total shareholder return shall be considered a financial reporting measure. For the avoidance of doubt, incentive-based compensation subject to this Policy does not include stock options, restricted stock, restricted stock units, or similar equity-based awards that are earned solely on the basis of continued employment or service, the passage of time, or non-financial reporting measures.
f.“Recalculated Compensation” shall mean the Incentive-Based Compensation that otherwise would have been Received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, upon which the compensation was Received. The Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange or association on which its securities are listed.
g.Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. For the avoidance of doubt, Incentive-based Compensation that is subject to both a financial reporting measure vesting condition and a service-based vesting condition shall be considered received when the financial reporting measure is achieved, even if the Incentive-based Compensation continues to be subject to the service-based vesting condition.
h.“Recovery Period” shall mean the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before October 2, 2023. For purposes of determining the Recovery Period, the Company is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (i) the date the Committee or the Company’s officer or officers authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. If the Company changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of the Company’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.
4.Exceptions. Notwithstanding anything to the contrary in this Policy, recovery of Erroneously Awarded Compensation will not be required to the extent the Company’s committee of independent directors responsible for executive compensation decisions (or a majority of the independent directors serving on the Company’s board of directors in the absence of such a committee) has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:
a.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the national securities exchange or association on which its securities are listed.
b.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code and the regulations thereunder.
5.Manner of Recovery. In addition to any other actions permitted by law or contract, the Company may take any or all of the following actions to recover any Erroneously Awarded Compensation: (a) require the Covered Officer to repay such amount; (b) offset such amount from any other compensation owed by the Company or any of its affiliates to the Covered Officer, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets; (c) to the extent the Erroneously Awarded Compensation was deferred into a plan of deferred compensation, whether or not qualified, forfeit such amount (as well as the earnings on such amounts) from the Covered Officer’s balance in such plan, regardless of whether the plan specifically permits or specifically prohibits such forfeiture, and/or (d) any other remedial and recovery action permitted by applicable law, as determined by the Committee. If the Erroneously Awarded Compensation consists of shares of the Company’s common stock, and the Covered Officer still owns such shares, then the Company may satisfy its recovery obligations by requiring the Covered Officer to transfer such shares back to the Company.
6.Other.
a.This Policy shall be administered and may be amended or modified from time to time by the Committee. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Any determinations made by the Committee shall be final and binding on all affected individuals and need not be uniform with respect to each individual covered by this Policy.
b.Subject to any limitation under applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).
c.The Company shall not indemnify any Covered Officer against the loss of Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this Policy, or pay or reimburse any Covered Officer for the cost of any third-party insurance purchased by a Covered Officer to cover any such loss under this Policy and/or pursuant to the applicable federal securities laws or listing standards of the national securities exchange or association on which the Company’s securities are listed.
d.The Committee is authorized to engage, on behalf of the Company, any third-party advisors it deems advisable in order to perform any calculations contemplated by this Policy. For the avoidance of doubt, recovery under this Policy with respect to a Covered Officer shall not require the finding of any misconduct by such Covered Officer or such Covered Officer being found responsible for the accounting error leading to an Accounting Restatement.
e.The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable Securities and Exchange Commission filings.
f.Subject to the discretion of the Committee, a Covered Officer may be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering Erroneously Awarded Compensation.

g.Any right to recovery under this Policy shall be in addition to, and not in lieu of, any other rights of recovery that may be available to the Company; provided, however, that any determination by the Committee to recover or forfeit awards made or amounts received due to an Accounting Restatement shall be made in a manner consistent with this Policy. To the extent that a Covered Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy, as determined by the Committee in its sole discretion.
h.This Policy shall be binding and enforceable against all Covered Officers and their beneficiaries, estates, heirs, executors, administrators, or other legal representatives to the extent required by the applicable federal securities laws or listing standards of the national securities exchange or association on which the Company’s securities are listed or as otherwise determined by the Committee.

Exhibit A
ROOT, INC.
COMPENSATION RECOVERY POLICY
ACKNOWLEDGEMENT AND ACCEPTANCE FORM
Capitalized terms used but not otherwise defined in this Acknowledgement and Acceptance Form shall have the meanings ascribed to such terms in the Root, Inc. Compensation Recovery Policy (the “Policy”). By signing below, the undersigned executive officer (the “Covered Officer”) acknowledges and confirms that he or she has received and reviewed a copy of the Policy and, in addition, the Covered Officer acknowledges and agrees as follows:
a.the Covered Officer is and will continue to be subject to the Policy and that the Policy will apply both during and after the Covered Officer’s employment with the Company;
b.to the extent necessary to comply with the Policy, the Policy hereby amends any employment agreement, equity award agreement, or similar agreement that the Covered Officer is a party to with the Company, and shall apply and govern Incentive-based Compensation received by any Covered Officer, notwithstanding any contrary or supplemental term or condition in any document, plan, or agreement, including without limitation, any employment contract, offer letter, indemnification agreement, equity agreement, or equity plan document.
c.the Covered Officer shall abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Policy;
d.any amounts payable to the Covered Officer, including any Incentive-based Compensation, shall be subject to the Policy as may be in effect and modified from time to time in the sole discretion of the Committee or as required by applicable law or the requirements of the national securities exchange or association on which the Company’s securities are listed, and that such modification will be deemed to amend this acknowledgment;
e.the Company may recover compensation paid to the Covered Officer through any method of recovery the Committee deems appropriate, and the Covered Officer agrees to comply with any request or demand for repayment by the Company in order to comply with the Policy;
f.the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program, or policy of, or agreement with the Company;
g.the Company may, to the greatest extent permitted by applicable law, reduce any amount that may become payable to the Executive Officer by any amount to be recovered by the Company pursuant to the Policy to the extent such amount has not been returned by the Covered Officer to the Company prior to the date that any subsequent amount becomes payable to the Covered Officer; and
h.any assertion or application of any rights under federal, state, local, or foreign law or in contract or in equity that would otherwise conflict with or narrow the Company’s authority to interpret, apply, and enforce the Policy to its fullest extent, including but not limited to, the Company’s authority to withhold or divert wages pursuant to this Policy, is hereby waived by the Covered Officer.
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